Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333- ______) on Form S-3 and related Prospectus of Transcat, Inc. of our report dated June 8, 2020, relating to the consolidated financial statements as of and for the years ended March 28, 2020 and March 30, 2019 and the effectiveness of internal control over financial reporting of Transcat, Inc. for the year ended March 28, 2020, appearing in the Annual Report on Form 10-K of Transcat, Inc. for the year ended March 28, 2020.

We also consent to the reference to our firm under the caption “Experts”.

/s/ Freed Maxick CPAs, P.C.

Rochester, New York
November 17, 2020